Exhibit 99.2

First Alternative Counter-Proposal by 2020 Notes Ad Hoc Group (10/7/17)

Borrowers	■	Hornbeck Offshore Services, Inc. and Hornbeck Offshore Services, LLC (collectively, the “Company”)
Facility type	■	Senior secured second-lien term loan (the “Second-Lien Tranche”)
Facility size	■	Up to $300mm
Exchange offer	■	Participating holders of 5.875% Senior Notes due 2020 (the “2020 Notes”) will exchange for consideration totaling 79.0% of par, comprised of a mix of 69.5% Second-Lien Tranche and 9.5% cash
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Participating holders comprised of certain members of the 2020 Notes Ad Hoc Group (“Holders”) holding at least 50.1% of the then-outstanding 2020 Notes agree to sign support agreements in advance of a publicly launched exchange offer to all holders of the 2020 Notes. Minimum participation threshold of 80%, waivable with Holders’ consent

Tenor	■	Earlier to occur of 6 years or 90 days following the maturity of the Company’s $300mm First-Lien Term-Loan
Cash Coupon	■	8.875%
Call protection	■	Pre-payable at 101 in year one, and par thereafter
Exit consents	■
Participating holders of the 2020 Notes will provide a customary exit consent to amend the indenture for the 2020 Notes to eliminate substantially all covenants, events of default and related defined terms and other provisions contained therein to the extent permitted under the indenture

Covenants	■	Minimum Available Liquidity (as defined in the First Lien Term Loan Agreement) of no less than $25,000,000
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Affirmative and negative covenants to be substantially similar to such covenants under the First Lien Term Loan Agreement filed with the SEC by the Company on 6/16/17 (the “First Lien Term Loan Agreement”); provided that the debt and lien covenants shall (x) limit the debt under the First Lien Term Loan Agreement and/or any revolver facility, which is secured on a senior basis, in an amount not to exceed $350,000,000 (for the avoidance of doubt, any PIK accrual on the debt under the First Lien Term Agreement must utilize this basket); provided that the debt under the Second Lien Tranche and any other debt secured on a senior or pari passu basis with the Second Lien Tranche does not exceed $600,000,000, (y) not include a separate debt or lien basket for a revolver facility and (z) limit the debt secured on a pari passu with the Second-Lien Tranche in an amount not to exceed $600,000,000 less the amount of debt under the Second Lien Tranche less the amount of debt under the First Lien Term Loan Agreement or revolver facility.

Intercreditor	■	Intercreditor agreement reasonably acceptable to Holders
Collateral	■	Pledge of the same assets securing the First Lien Term Loan Agreement on a second lien basis
Guarantors	■	Same as the First Lien Term Loan Agreement
Assignments	■	Second-Lien Tranche is freely tradable without Company consent
Advisors	■	Company rescinds termination of 2020 Notes Ad Hoc Group advisors